EXHIBIT 10.10.2




             FIRST AMENDATORY AGREEMENT TO THE
                EMPLOYEE BENEFITS AGREEMENT
     This Amendatory Agreement, dated as of May 31, 1994, between Union Carbide Corporation ("UCC") and Praxair, Inc. (formerly Union Carbide Industrial Gases Inc.) ("Praxair") amends the Employee Benefits Agreement between the same parties dated as of June 4, 1992 ("Employee Benefits Agreement"). All capitalized terms in this Agreement, unless otherwise defined herein, shall have the same meaning as set forth in the Employee Benefits Agreement.
                    W I T N E S S E T H:
     WHEREAS, UCC and Praxair are parties to the Employee Benefits Agreement, which was intended, inter alia, to establish a system of payments and reimbursements between the parties with respect to employee benefit matters arising out of the spinoff of Praxair (formerly a wholly owned subsidiary of UCC) to UCC's shareholders; and
     WHEREAS, UCC and Praxair wish to settle the transfer of assets between their respective defined benefit plans as provided in Paragraph 1 below; and
     WHEREAS, UCC and Praxair desire to revise certain provisions of the Employee Benefits Agreement for simplification purposes and have determined that the best way to achieve such simplification is for each party to give up the right to certain payments under the Employee Benefits Agreement in amounts which are intended to be, to the extent possible, economically neutral, as provided in Paragraphs 2 to 5 below.


     NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein, UCC and Praxair agree as follows:
     1. In final satisfaction of all obligations with respect to the transfer of assets between the parties' qualified defined benefit plans, Two Million Dollars ($2,000,000.00) shall be transferred in cash or securities from the trust for Praxair's Retirement Plan to the trust for UCC's Retirement Plan ten days after the date of this Agreement.
     2.   With respect to Paragraph 6 of the Employee Benefits
Agreement:
          (a) A book reserve is maintained under UCC's retire medical plan for claims incurred but unpaid (as of June 30, 1992). The Praxair portion (29%) of such reserve is fixed at Three Million Seven Hundred Thousand Dollars ($3,700,000.00). This amount shall be applied to Praxair's obligations for retiree medical claims. Praxair's obligation to reimburse UCC for retiree medical claims will commence only when such reserve amount has been exhausted.
          (b) There are reserves at Metropolitan Life for Basic Life Plan claims for deaths before the Spinoff
     Date and for employees who were disabled before 1986 and die before attaining age 65. Settlement of these claims shall be entirely for UCC's account. Thus, UCC will be entitled to the positive or negative experience of such reserves after payment of such claims. Praxair shall have no responsibility for, or rights in, such reserves and shall have no liability with respect to such claims.


          (c)  The Consumer Products reserve credit
     adjustment, and the value of Kemet reimbursements, for retiree life and medical benefits shall be eliminated from all calculations under the Employee Benefits
     Agreement.
          (d) Internal and external administrative costs for retiree life and medical shall be 7.5% of gross claims paid.
          (e) The value of UCAR reimbursement is eliminated from all calculations under retiree life and medical and, in exchange, Praxair's reimbursement obligations is changed from twenty-nine percent (29%) to twenty-seven and four one-hundredths percent (27.04%). In keeping with UCC's past practice for charging businesses for expenses before the Spinoff Date, if UCAR defaults on its payment obligation to UCC, and UCC is not otherwise compensated with respect to such default, Praxair's obligation will revert to twenty-nine percent (29%) during the period of any such default. Should
     UCC subsequently be reimbursed by UCAR with respect to such defaulted amount, Praxair will share in such reimbursement to the extent necessary to restore it to its 27.04% contribution level.
     3. Paragraph 8 of the Employee Benefits Agreement is expanded to provide that from and after the Spinoff Date, Praxair will be entitled to twenty-nine percent (29%) of any recovery, whether by successful claim or settlement, made by the UCC Retirement Plan arising from events which occurred before the Spinoff Date, excluding any recovery in the Aqua Culture investment which was retained in UCC's Retirement Plan after the Spinoff. The calculation of any such recovery will be net of expenses, including legal fees, incurred in pursuing such claims.
     For purposes of Paragraph 8 of the Employee Benefits Agreement, the American Typlax settlement is expressly included in claims against the UCC Retirement Plan for which Praxair has a contribution obligation.

     4.   With respect to Paragraph 22 of the Employee Benefits
Agreement:
          (a) The administrative cost of UCC's pension operations is excluded from all calculations of Praxair's reimbursement obligations.
          (b) Praxair's annual reimbursement obligation for administrative services other than pension operations shall be the lesser of (i) fourteen and one-half percent (14.5%) of UCC's cost, or (ii) one-hundred thousand dollars ($100,000.00).
     5. All the above provisions are effective as of the Spinoff Date, as if included in the Employee Benefits Agreement, and any contrary or inconsistent provision in the Employee Benefits Agreement is hereby superceded.
     6. In the event of national health care legislation which would substantially change the rights of the parties under the Employee Benefits Agreement and this Amendatory Agreement, the parties agree to re-negotiate the provisions of this Amendatory Agreement to the extent necessary to achieve an equitable arrangement which comports with the intent of the Employee Benefits Agreement and this Amendatory Agreement.


     7.   All bills rendered and paid to date under the Employee
Benefits Agreement will be adjusted to comport with this Amendatory Agreement.

     8. The parties believe that Exhibit A hereto is an accurate representation of the financial impact of the terms of this Amendatory Agreement for the period July 1, 1992 through December 31, 1993, but reserve the right to subject to contents of such Exhibit A to the review and audit procedures described in Paragraph 28 of the Employee Benefits Agreement.
     IN WITNESS WHEREOF, the parties have duly executed and entered into this Agreement, as of the date first above written.

                                   UNION CARBIDE CORPORATION

                                   By:____Robert F.X. Fusaro
                                   Name:__Robert F.X. Fusaro
                                   Title: Attorney-in-Fact__


                                   PRAXAIR, INC.

                                   By:____David H. Chaifetz_
                                   Name:__David H. Chaifetz_
                                   Title:_General Counsel___



     UCC will furnish to the Commission supplementally on request a copy of Exhibit A (financial impact of terms of this Amendatory
Agreement for the period July 1, 1992 through December 31, 1993) which has been omitted.